Exhibit 23.4


                              ARTHUR ANDERSEN LLP




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
First Citizens Financial Corporation:

As independent public accountants, we hereby consent to the incorporation by reference in this Joint Proxy Statement/Prospectus of our report dated January 22, 1997, except with respect to Note 19 as to which the date is March 10, 1997 included in First Citizens Financial Corporation's annual report on Form 10-K for the year ended December 31, 1996. It should be noted that we have not audited any financial statements of First Citizens Financial Corporation subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.

                                    /s/ Arthur Andersen LLP

Washington, D.C.
July 14, 1997